UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   May 3, 2006

Global Aircraft Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-28575	84-1108499
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

P.O. Box 23009 Tucson, AZ 85734
(Address of principal executive offices)

(520) 294-3481
(Registrant's telephone number, including area code)

Renegade Venture (NEV.) Corporation
(Former Name or Former Address if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c).

ITEM 1.01.    Entry Into a Material Definitive Agreement

Global Aircraft Solutions, Inc. (“Global”) issued a press release on May 3, 2006, a copy of which is attached as Exhibit 99.1 to this report, in which it announced that Govindarajan (“Raj”) Sankar will join Global as Chief Financial Officer effective June 1, 2006. The description of the material terms of the Employment Agreement dated May 3, 2006 (the “Agreement”) between Global and Raj Sankar and which description is included in Item 5.02 hereof, is incorporated by reference in this Item 1.01. Global will file Mr. Sankar’s Agreement as an Exhibit to its periodic report relating to the reporting period in which the Agreement was entered into by the parties.

ITEM 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 3, 2006, Global announced that, effective on or about June 1, 2006, Govindarajan (“Raj”) Sankar will join Global as Chief Financial Officer.

Mr. Sankar, 46, served as Chief Financial Officer for First Student, Inc. since 2003. First Student, Inc. is a student transportation company, with a revenue of $700 million and wholly owned by First plc. Prior to serving as Chief Financial Officer for First Student, Inc., Mr. Sankar was the Director/VP of Finance from 1995 through 2003 for DHL Airways, Inc., an international logistics and distribution company with $6.3 billion in annual revenue and wholly owned by Deutsche Post AG. From 1989 through 1995 Mr. Sankar was the Controller for USAir Group (USAir Express). Mr. Sankar also gained public accounting experience at Deloitte and Touché from 1980 to 1984.

Mr. Sankar has an MBA in finance from Wright State University, a CMA from the Institute of Cost and Works Accountants of India; an MS in Finance and Tax from Madras university; a CPA from the institute of Chartered Accountants of India and a BS in Accounting from Madras University. Mr. Sankar is Chairman of FENG Cincinnati Chapter and an advisory board member of the College of Business for Wright State University.

The Agreement is for an initial term of three (3) years and shall automatically renew for successive one (1) year periods upon each anniversary unless, not later than 60 days prior to any renewal date, either Global or Mr. Sankar provides written notice that it does not intend to renew the Agreement. Pursuant to the Agreement, Mr. Sankar will receive a base annual salary of $150,000.00, subject to annual review. In addition, upon completion of the first year of service, Mr. Sankar will be awarded 75,000 shares of Global common stock; upon completion of the second year of service, Mr. Sankar will be awarded 100,000 shares of Global common stock; and upon completion of the third year of service, Mr. Sankar will be awarded 125,000 shares of Global common stock.

Pursuant to the Agreement, Mr. Sankar will also be eligible for discretionary cash and/or stock bonuses as determined from time to time by Global’s Board of Directors.

Pursuant to the Agreement, Mr. Sankar is also eligible to participate in Global’s health and welfare benefit plans; paid vacation; and participation in any stock option plan, stock purchase plan or any similar incentive plan based all or in part on Global’s equity securities. In addition, Mr. Sankar will also be provided with the use of a company car and receive a one time payment of $25,000.00 upon signing the Agreement for any and all relocation costs incurred.

Pursuant to the Agreement, if Mr. Sankar’s employment is terminated without cause during the first 6 months of the Agreement, Mr. Sankar shall be entitled to receive a lump sum payment in an amount equal to the sum of the first year base salary remaining under the term of the Agreement, plus 50,000 shares of Global common stock. After the first 6 months of employment, Global may terminate the Agreement if, in the reasonable judgment of Global, Mr. Sankar becomes unable to satisfactorily perform his duties and responsibilities for a period of 180 days because of mental or physical disability whereby Global shall then pay to Mr. Sankar a lump sum in an amount equal to 6 months base salary plus stock in an amount equal the amount of stock that would have been earned had Mr. Sankar completed the year of service in the year in which such termination takes place. If Mr. Sankar is terminated for cause, he shall only be entitled to his base salary earned, but unpaid through the date of termination. In the event of a change in control, Mr. Sankar shall be entitled to continue his employment under the terms and conditions of the Agreement.

No arrangement or understanding exists between Mr. Sankar and any other person pursuant to which Mr. Sankar was selected as an officer of Global.

There is no family relationship between any director, executive officer, or person nominated or chosen by Global to become a director or executive officer of Global and Mr. Sankar. Mr. Sankar is not a director in any company with a class of securities registered pursuant to Section 12 of the securities and Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940. In addition, since the beginning of Global’s last fiscal year, there has been no transaction (or series of transactions), to which Global was or is to be a party in which Mr. Sankar or any member of his immediate family had or will have a direct or indirect material interest.

ITEM 9.01.    Financial Statements and Exhibits

(c) Exhibits

Exhibit No.                 Document

99.1	Press Release of Global Aircraft Solutions, Inc. issued May 3, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    May 3, 2006

Global Aircraft Solutions, Inc. (Registrant)

By: /s/ John Sawyer Name: John Sawyer Title: President